EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the incorporation by reference in this Qwest Communications International Inc. registration statement on Form S-3 of our report dated January 29, 2002 (except for the matters discussed in Note 15, as to which the date is March 31, 2002), on the consolidated balance sheets of Qwest Communications International Inc. (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, included in the Company's Annual Report on Form 10-K dated April 1, 2002 and to all references to our firm included in this registration statement.

/s/ ARTHUR ANDERSEN LLP

Denver, Colorado,
April 5, 2002.